Exhibit H-5

                        Retention of Non-Utility Business

     The following is a description of the specific bases under which the non-utility investments of CMP Group, CTG Resources, Berkshire Energy and Energy East may be retained in the post-Merger Energy East holding company system:

A.     ENERGY  CONSERVATION  AND  DEMAND-SIDE  MANAGEMENT  SERVICES:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(i), involving "the rendering of energy conservation and demand-side management services." Accordingly, the following interests are retainable under Section 11(b)(1) of the Act (1)

     1.   KENETECH  Energy  Management,   Inc.   ("KENETECH"),   a  wholly-owned
          subsidiary of XENERGY Inc., which is an energy services company specializing in energy management;

     2. KEM 1991, Inc. ("KEM 1991"), a wholly-owned subsidiary of KENETECH, which is an energy services company specializing in energy management;

     3.   KEM  Partners  1991,   L.P.,  which  is  an  energy  services  company
          specializing in energy management. All of its interests are owned by KENETECH and KEM 1991.

B.     DEVELOPMENT  AND  COMMERCIALIZATION  OF  ELECTROTECHNOLOGIES:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(ii), involving "the development and commercialization of electrotechnologies related to energy conservation, storage and conversion, energy efficiency, waste treatment, greenhouse gas reduction, and similar innovations." See also New Century Energies, HCAR No. 26748 (Aug. 1, 1997). Accordingly, such companies are retainable under Section 11(b)(1) of the Act:

---------------

1 Rule 58 explicitly permits indirect investment in energy-related companies through project parents. Although Rule 58 was adopted pursuant to Section 9(c)(3) of the Act, businesses permissible under the rule are retainable under
Section 11. See Michigan Consolidated Gas Co., 44 S.E.C. 361 (1970), aff'd, 444 F.2d 931 (D.C. Cir. 1971) (Section 9(c)(3) may not be used to circumvent
Section  11).

     1.   CNE  Venture-Tech,  Inc., a  wholly-owned  subsidiary  of  Connecticut
          Energy,   which   invests   in   ventures   that   produce  or  market
          technologically advanced energy-related products;

     2. Nth Power Technologies Fund I, L.P., which invests in companies that develop, produce and market innovative energy-related products. CNE Venture-Tech owns a 7.8884 percent limited partnership interest in Nth Power Technologies Fund I, L.P.;

C.     BROKERING  AND  MARKETING  OF  ENERGY  COMMODITIES:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(v), involving "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels." See also New Century Energies, Inc. HCAR No. 26784 (Aug. 1,
1997); SEI Holdings, Inc., HCAR No. 26581 (Sept. 26, 1996); Northeast Utilities, HCAR No. 26654 (Aug. 13, 1996); UNITIL Corp., HCAR No. 26257 (May 31, 1996); New
England Electric System, HCAR No. 26520 (May 23, 1996); and Eastern Utilities Associates, HCAR No. 26493 (March 14, 1996). Accordingly, the following interests are retainable under Section 11(b)(1) of the Act:

     1. Energy East Solutions, Inc., a wholly-owned subsidiary of XENERGY Enterprises, which markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the Northeast;

     2. NYSEG Solutions, Inc., a wholly-owned subsidiary of Energy East Solutions, Inc., which markets electricity and natural gas to end-users and provides wholesale commodities to retail electric suppliers in the State of New York;

     3. South Jersey Energy Solutions, LLC, a partially-owned subsidiary of Energy East Solutions, Inc., which was formed to market retail electricity and energy management services in the mid-Atlantic region of the United States;

     4. CNE Energy Services Group, Inc. ("CNE Energy"), a wholly-owned subsidiary of Connecticut Energy, which provides an array of energy products and services to commercial and industrial customers throughout New England, both on its own and through participation as a member of various energy-related limited liability companies;

     5. Berkshire Service Solutions, Inc., a wholly-owned subsidiary of Berkshire Energy, which is an energy marketing and natural gas service provider to commercial and industrial customers;

     6. CNE Peaking, L.L.C., a wholly-owned subsidiary of CNE Energy, which provides a firm in-market supply source to assist energy marketers and local distribution companies in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries;

     7. Energy East Solutions, LLC, a subsidiary of Energy East Solutions, Inc. and CNE Energy, which sells natural gas, fuel oil and other services, and markets a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England. Energy East Solutions, LLC's financing activities are retainable as described in Paragraph K below;

     8. The Energy Network, Inc. (TEN)'s wholly owned subsidiary, ENI Gas Services, Inc., owns a 99% interest in KBC Energy Services, a partnership that previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2000. After KBC Energy Services is dissolved, ENI Gas Services, Inc. will be dissolved or merged into TEN;

     9. TEN's wholly owned subsidiary, TEN Gas Services, Inc., owns a 1% interest in KBC Energy Services, a partnership that previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2000. After KBC Energy Services is dissolved, TEN Gas Services, Inc. will be dissolved or merged into TEN;

     10. KBC Energy Services, a partnership that is 99% owned by ENI Gas Services, Inc., and 1% owned by TEN Gas Services, Inc., previously was engaged in gas marketing services. KBC Energy Services ceased operations in November 1998, and it is anticipated that KBC Energy Services will be dissolved by the end of 2000.

D.     THERMAL  ENERGY  PRODUCTS:

     The business activities of the following companies (directly or through subsidiaries) are energy-related activities within the meaning of Rule 58(b)(1)(vi), involving "the production, conversion, sale and distribution of thermal energy products, such as process steam, heat, hot water, chilled water, air conditioning, compressed air and similar products; alternative fuels; and renewable energy resources; and the servicing of thermal energy facilities." See also New Century Energies, HCAR No. 26748 (Aug. 1, 1997); Cinergy Corp., HCAR No. 26474 (Feb. 20, 1996). Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. The Energy Network, Inc. ("TEN"), a wholly-owned subsidiary of CTG Resources, which provides district heating and cooling services to a number of large buildings in Hartford, Connecticut. TEN's operating divisions offer energy equipment rentals and property rentals, which activities are retainable under Rule 58(b)(1)(iv). TEN's operating divisions also offer financing services related to such rentals. As described in Paragraph K below, this is a retainable activity pursuant to Commission precedent. Another TEN division owns a 3000 square foot building in Hartford, Connecticut. This building is across the street from the administrative offices of CNGC, and houses the CNGC Employees' Federal Credit Union, which serves both CNGC and TEN employees. In prior orders, the Commission has approved the purchase of real estate which is incidentally related to the operations of a registered holding company. See UNITIL Corp, et al., HCAR No. 25524 (April 24, 1992) (Commission noted that UNITIL Realty Corporation, a subsidiary of the registered holding company, UNITIL, which acquired real estate to support utility operations, engaged in activities which are within the confines of the Act). Since the real estate held by TEN's operating division is substantially similar to that owned by UNITIL Realty Corporation, it is a retainable subsidiary under Section 11(b)(1) of the Act;

     2. The Hartford Steam Company, a wholly-owned subsidiary of TEN, which provides district heating and cooling services to a number of large buildings in Hartford, Connecticut. The Hartford Steam Company also owns and operates a cogeneration facility that serves Hartford Hospital, providing both steam and electricity to the hospital, with excess electricity, if any, sold to the local electric utility. The Hartford Steam Company's ownership and operation of cogeneration facilities is a retainable business activity pursuant to Rule 58(b)(1)(viii);

     3. New Hampshire Gas Corporation, a wholly-owned subsidiary of Energy East Enterprises, Inc., which specializes in propane air distribution systems;

     4. Berkshire Propane, a wholly-owned subsidiary of Berkshire Energy, which provides propane service to approximately 6,000 customers in western Massachusetts, eastern New York and southern Vermont.

E.     TECHNICAL,  OPERATIONAL  AND  MANAGEMENT  SERVICES:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(vii), involving "the sale of technical, operational, management, and other similar kinds of services and expertise, developed in the course of utility operations in such areas as power plant and transmission system engineering, development, design and rehabilitation; construction; maintenance and operation; fuel procurement, delivery and management; and environmental licensing, testing and remediation." Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. XENERGY Inc., a wholly-owned subsidiary of XENERGY Enterprises, Inc., which is an energy services, information systems and consulting company that specializes in energy management, conservation engineering and demand-side management;

     2. The Union Water-Power Company ("UWP"), a wholly-owned subsidiary of CMP Group, which provides utility construction and support services (On Target division); energy efficiency performance contracting and energy use and management services (Combined Energies division); and utility-related real estate development services (UnionLand Services). For the first six months of calendar year 2000, revenues from UWP amounted to approximately 2.3% of the revenues of CMP Group and approximately 2.4% of revenues from Central Maine Power.(2)Union Water's Maine HomeCrafters division, which was in the business of brokering and financing pre-fabricated housing, was sold in 1999. UWP was founded in 1878 and was acquired by Central Maine Power in 1948.(3)

---------------

2     UWP revenues  were  $10,935,000,  adjusted  to eliminate revenues received from HomeCrafters division, which has been sold; Central Maine Power revenues were $458,354,000, and CMP Group revenues were $470,973,000.


3 Historically the principal business of UWP was developing, owning and operating water storage or impoundment facilities, so as to maximize the production of electric power at downstream hydroelectric projects. UWP also acquired real estate surrounding these impoundments to support its operations. At that time Central Maine Power was a subsidiary of New England Public Service Company, a registered holding company, and hence the acquisition was subject to approval under Section 10 of the Act. In its order approving the acquisition, the Commission stated that Central Maine will hold UWP "for the purpose of obtaining control, subject to other riparian rights, of the storage reservoirs on the Androscoggin River so as to assure a maximum use of the water for generating purposes and for the purpose of assuring continuity in the maintenance of the storage system," and referred to testimony that ownership of UWP "will enable the company to make further developments of this water power system, particularly the storage reservoir system. "Union Water Power Company, Central Maine Power Company, Release No. 7985 (February 24, 1948)

          Substantially all of UWP's revenues (97%, based on year 2000 operating budget projections) are derived from energy-related activities that qualify under Rule 58. On Target Construction Services provides engineering, design and construction services for utilities, as well as installation of support facilities such as transformer pads, conduits, piping, and cables. On TargetConstruction Services'
          activities  qualify  as those  of an  "energy-related  company"  under
          Section 2(b)(1)(vii) of Rule 58. Based on the UWP 2000 operating budget, On Target Construction Services will provide 48% of UWP's revenues.

          On Target Locating identifies and marks existing underground utility pipes, conduits and other facilities, so that utilities can avoid these facilities when they engage in maintenance or construction activities. On Target Locating provides services to most of the electric utilities in New England. Based on year 2000 operating budget projections, revenues from On Target Locating will amount to 34% of UWP's revenues. On Target Locating activities also qualify as those of an "energy-related company" under Section 2(b)(1)(vii) of Rule 58.

          Combined Energies provides energy management services to governmental institutions and businesses in Maine, by developing and implementing energy conservation measures such as retrofitting inefficient energy consuming resources. Based on UWP's operating budget for 2000, Combined Energies will provide 15% of UWP's revenues. Combined Energies qualifies under section 2(b)(1)(i) of Rule 58, which provides that an entity is an "energy-related company" if it engages in "the rendering of energy management services and demand-side management services."

          UnionLand Services is engaged primarily in the management of real estate that UWP acquired over the previous 122 years to support the generation of hydroelectric power. Based upon year 2000 operating budget projections, the revenues for this division will account for approximately 3% of UWP's total revenues,(4) and, based on revenues for the first half of 2000, approximately one tenth of one percent of CMP Group revenues.(5) As discussed above, the great majority of the real estate that UWP currently owns is historically linked to the hydroelectric projects that Central Maine Power recently sold to FPL Energy Maine as part of the state-mandated divestiture of electric generation assets by CMP Group. This land is used for recreational leases (sporting camp and vacation homes adjacent to lakes), camp lot leases, for a lease to an Atlantic salmon hatchery facility, and for a lease to a rafting company. The Commission has

---------------
4     UnionLand  revenues  --  $941,500;  UWP  revenues  --  $26,471,470.

5     UnionLand  revenues  for  the  first  six months of  2000 -- $574,381;
CMP Group revenues  --$470,973,000.

          permitted subsidiaries of registered companies to retain and lease property originally acquired in connection with electric facilities for activities such as public recreation and timber rights. Pennsylvania Electric Company, HRAC No. 24716 (September 15, 1988); see UNITIL Corp., HCAR No. 25524 (April 24, 1992) (subsidiary that had acquired real estate to support the system's utility operations deemed to be retainable); and New Century Energies, Inc., HRAC No. 27212 (August 16, 2000) (subsidiary leases real property adjacent to utility generating stations to third parties for agricultural purposes).

          In addition, UnionLand owns unimproved land acquired from surplus land owned by Central Maine Power that is used for economic development activities. UnionLand also owns improved real estate which is leased to commercial tenants within Central Maine Power's Service area; and office space that is leased to the State of Maine Department of Human Services and to commercial tenants. Thus, of the 3% of UWP's revenues derived from UnionLand, a portion of that is derived from activities historically related to utility activities. Applicants request the Commission to reserve jurisdiction for nine months, pending completion of the record, over the retainability of UnionLand's ownership of the real estate described in this paragraph.

     3. CMP International Consultants (D/B/A CNEX), a wholly-owned subsidiary of CMP Group, which provided consulting, planning, training, project management, and information and research services to foreign and domestic utilities and government agencies. CNEX was dissolved as of August 28, 2000.

     4. CIS Service Bureau, LLC, a wholly-owned subsidiary of CNE Venture-Tech, which provides access to customer-billing software and other related services for local distribution and other utility-type companies. The SEC previously has authorized a subsidiary of a registered holding company to provide customer billing and software services. See Consolidated Natural Gas Company, et al., Release Nos. 35-26757, 70-8577 (Aug. 27, 1997).

F.     OWNERSHIP  AND  OPERATION  OF  QFS:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(viii), involving "the development, ownership or operation of qualifying facilities', and any integrated thermal, steam host, or other necessary facility constructed, developed or acquired primarily to enable the qualifying facility to satisfy the useful thermal output requirements under PURPA." See also New Century Energies, Inc., HCAR No. 26748 (Aug. 1, 1997); Entergy Corp., HCAR No. 26322 (June 30,
1995); Southern Co., HCAR No. 26212 (Dec. 30, 1994); Central and South West Corp., HCAR No. 26156 (Nov. 3, 1994); Central and South West Corp., HCAR No. 26155 (Nov. 2, 1994); and Northeast Utilities, HCAR No. 25977 (Jan. 24, 1994). Accordingly, the following companies are retainable under Section 11(b)(1) of the Act:

     1. Cayuga Energy, Inc., a wholly-owned subsidiary of XENERGY Enterprises, which invests in co-generation facilities;

     2. Carthage Energy, LLC, a wholly-owned subsidiary of Cayuga Energy, Inc., which owns a co-generation facility in upstate New York;

     3. South Glens Falls Energy, LLC, a partially-owned subsidiary of Cayuga Energy, Inc., which owns a co-generation facility in upstate New York.

     4.   Downtown    Cogeneration    Associates    Limited    Partnership,    a
          partially-owned   subsidiary  of  TEN,   which  owns  and  operates  a
          cogeneration facility in Hartford, Connecticut.

G.     FUEL  TRANSPORTATION  AND  STORAGE:

     The business activities of the following companies, either directly or through subsidiaries, are energy-related activities within the meaning of Rule 58(b)(1)(ix), involving "the ownership, operation and servicing of fuel procurement, transportation, handling and storage facilities" Accordingly, these interests are retainable under Section 11(b)(1) of the Act:

     1. Southern Vermont Natural Gas Corporation, a wholly-owned subsidiary of Energy East Enterprises, Inc., which is currently developing a combined natural gas supply and distribution project that includes an extension of a pipeline from New York to Vermont and the development of natural gas distribution systems in Vermont;

     2. CNE Development Corporation, a wholly-owned subsidiary of Connecticut Energy, which owns a 16.67% equity participant in East Coast Natural Gas Cooperative, LLC. East Coast purchases and stores spot gas supplies, provides storage service utilization services and is involved in bundled sales;

     4. Total Peaking Services, LLC, a wholly-owned subsidiary of CNE Energy, which operates a 1.2 billion cubic foot storage facility in Milford, Connecticut;

     5.   TEN  Transmission  Company,  a wholly-owned  subsidiary of TEN, owns a
          4.87 percent interest in the Iroquois Gas Transmission System Limited Partnership, which operates a natural gas pipeline transporting Canadian natural gas into the states of New York, Massachusetts and Connecticut.

H.     TELECOMMUNICATIONS  FACILITIES:

     Section 34 of the Act provides an exemption from the requirement of prior Commission approval the acquisition and retention by a registered holding company of interests in companies engaged in a broad range of telecommunications activities and businesses. Section 34 permits ownership of interests in telecommunications companies engaged exclusively in the business of providing telecommunications services upon application to the Federal Communications Commission for a determination of "exempt telecommunications company" status.

     1. Energy East Telecommunications, Inc. (EETI) filed for status as an exempt telecommunications company under Section 34 of the Act prior to consummation of the Merger. EETI is a wholly-owned subsidiary of XENERGY Enterprises, Inc., which provides telecommunications services, including the construction and operation of fiber optic networks. Its application was filed on April 24, 2000, in NSD File No. ETC 00-16. Based on the Federal Communications Commission's failure to issue and order denying the application within 60 days of the receipt of the application, the application is deemed granted as a matter of law as of the date of the application.

     2. Telergy East, LLC, a partially-owned subsidiary of Energy East Telecommunications, Inc., which was formed to construct, own and operate a fiber optic network. Telergy East, LLC filed an application for status as an exempt telecommunications company on August 17,2000;

     3. MaineCom Services, a wholly-owned subsidiary of CMP Group, which provides telecommunications services, including point-to-point connections, private networking, consulting, private voice and data transport, carrier services, and long-haul transport. On July 21, 2000, in NSD File No. ETC 00-28, MaineCom Services filed an application for status as an exempt telecommunications company. In addition, on July 21, 2000 exempt telecommunications company applications were submitted for MaineCom's three subsidiaries, New England Business Trust, NSD File No. ETC 00-30 (see No. 4 below), New England Investment Corporation, a Delaware corporation, NSD File No. ETC 00-29, and New England Security Corp., a Massachusetts corporation, NSD File No. ETC 00-31.

     4. NorthEast Optic Network, Inc., a partially-owned subsidiary of MaineCom Services, which develops, constructs, owns and operates a fiber optic telecommunications system in New England and New York. MaineCom Services' wholly-owned subsidiary, New England Business Trust, owns 26.8 percent of NorthEast Optic Network, Inc.'s common stock. By a date no later than One year after the date on which the Commission approves the Merger, NorthEast Optic Network, Inc. will have obtained status as an exempt telecommunications company or Energy East will divest its interest in this company.

I.     REAL  ESTATE

     In prior orders, the Commission has approved the purchase of real estate which is incidentally related to the operations of a registered holding company. See, e.g., Conectiv, Inc., HCAR No. 26832 (Feb. 25, 1998); UNITIL Corporation, HCAR No. 25524 (April 24, 1992); WPL Holdings, Inc., HCAR 26856 (April 14,
1998) (subsidiary of holding company purchases and holds real property primarily for use in public utility operations) Accordingly, the following companies are retainable under Section 11(b)(1) of the Act:

     1. CNG Realty Corp., a wholly-owned subsidiary of Connecticut Natural Gas, the sole business activity of which is to own Connecticut Natural Gas' corporate headquarters located on a 7-acre site in downtown Hartford, Connecticut;

     2. Central Securities Corporation, the sole activity of which is to own and lease office and service facilities in Central Maine Power's service territory for the conduct of Central Maine Power's business. Central Maine Power owns all of the outstanding common stock of Central Securities;

     3. Cumberland Securities Corporation (Cumberland), which owns and leases office and service facilities in Central Maine Power's service territory for the conduct of Central Maine Power's business. The primary activity of Cumberland is property ownership for public utility operations. Cumberland owns the land on which Central Maine Power's corporate office building is located; it leases the property to a third-party, which constructed the corporate office building and leases the building and land to Central Maine Power. Cumberland also owns and leases four parcels of land in Richmond, Maine, totaling 62 acres, for agricultural use and a two acre parcel in Richmond for a mobile home lot. The total revenues for Cumberland in 1999 were $7,990, of which $6,240, or approximately 78 percent, was from a lease to Central Maine Power (lease of service facilities in Bridgton, Maine for customer service operations), and $2,950, or approximately 22 percent, was from the agricultural and mobile home leases. The agricultural property was acquired in 1975-76, and the mobile home


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          property  was  acquired  in the  early  1990s.  Cumberland  leases  an undeveloped  parcel  of land  in  northern  Maine  from  Union  Water.
          Cumberland is not engaged in, and has no plans to engage in, development activities relating to this land. Central Maine Power owns
          all  of  the  outstanding  common  stock  of  Cumberland   Securities.
          Applicant will divest the properties used for agriculture and mobile home leases within three years of the date of the Commission's approval of the merger.

J. NONUTILITY  HOLDING  COMPANIES:

     In addition to Connecticut Energy, CTG Resource, CMP Group, Berkshire Energy, and Energy East Enterprises, which will be exempt holding companies in the post-Merger Energy East system, post-Merger Energy East will have one other holding company subsidiary, XENERGY Enterprises, Inc. It is an exempt non-utility holding company holding XENERGY Inc., Energy East Solutions, Inc., Energy East Telecommunications, Inc. and Cayuga Energy, Inc. (and, indirectly, their subsidiaries). It is retainable because all of its investments are in companies which are retainable, as outlined above. XENERGY Enterprises will be a "intermediate subsidiary" as defined in File No. 70-9609.

K.     FINANCIAL  INVESTMENTS

     The Commission has approved investments of registered holding companies where such investments are passive and/or de minimis. See, e.g., WPL Holdings, Inc., HCAR No. 26856 (April 14, 1998) (approving retention of IES Investments, Inc.); Ameren Corp., HCAR No. 26809 (Dec. 30, 1997) (St. Louis Equity Fund retainable because of passive investment). The following company is thus retainable under Commission precedent:

     1. Energy East Management Corporation, a wholly-owned subsidiary of Energy East, invests the proceeds of the sale in 1999 of Energy East's coal-fired generation assets. The assets have been invested in short-term money market instruments by the Boston Company and Goldman Sachs Asset Management. The custodian is Mellon Bank. Money market investments are managed to seek preservation of capital, daily liquidity and maximum current income. Typical investments include US Government Securities, obligations of US banks, commercial papers, repurchase agreements and other short-term obligations. These investments are passive. NGE Generation, which has been dissolved and which was a wholly-owned subsidiary of Energy East, sold the Homer City generation assets to Edison Mission Energy in March 1999 and the remaining coal-fired generation assets to AES in May 1999.


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L.     INTERNATIONAL  SERVICES

     Energy East has certain other direct and indirect subsidiaries that provide energy-related services outside the United States, including energy management, conservation, and demand-side management. Energy management services are consulting services that assist customers in resource planning, market research and energy program evaluation; conservation services include the provision of engineering and performance contracting service, primarily to large energy users; demand-side management involves working with customers to increase their efficiency of energy use; and software services involve the development and support of software to assist clients with automated energy audit tools, client management systems, maintainance and monitoring of utility field equipment, and consulting and outsourcing of billing/direct mail fulfillment services to energy providers. While these companies would otherwise constitute" energy-related companies" pursuant to Rule 58, the "activities permitted by [Rule 58] are limited to the United States." See Rule 58, Exemption of Acquisition By Registered Public Utility Holding Companies of Securities of Nonutility Companies, HCAR No. 26667, n. 146 Feb. 14, 1997). The Commission has nonetheless approved registered holding company ownership of companies that provide energy-related services on an international basis. See,e.g., Cinergy Corp., HCAR No. 26662 (Feb. 7, 1997) (approving Cinergy Solutions' marketing of energy-related services on both a domestic and international basis); Conectiv, Inc., HCAR No. 26832 (Feb. 25, 1998) (approving retention by registered holding company of DCI II, Inc., a Virgin Islands corporation and wholly-owned foreign sales subsidiary involved in equity investments in leveraged leases); and Northeast Utilities, Holding HCAR Nos. 26335 and 26108 (July 1, 1995 and August 19, 1994, respectively) and Eastern Utilities Associates, HCAR Nos. 26232 and 26135 (February 15, 1995 and September 30, 1994, respectively) (authorization to engage in demand-side management activities in Canada). Accordingly, the following interests are retainable under Section 11(b)(1) of the Act:

     1. XENERGY International, Inc., a wholly-owned subsidiary of XENERGY Inc., which is an energy services information systems and consulting company that specializes in energy management, conservation engineering and demand-side management in the United Kingdom and Spain

     2.   KENETECH   Energy   Management    International,    Inc.    ("KENETECH
          International"), a wholly-owned subsidiary of KENETECH, which is an energy services company specializing in energy management;

     3.   KENETECH  Energy  Management,  Limited,  a wholly-owned  subsidiary of
          KENETECH   International,   which  is  an  energy   services   company
          specializing in energy management;

     4. XENERGY Canada, Inc., a wholly-owned subsidiary of XENERGY Inc., which provides software services related to a utility client management system. Examples of software services are provision of software that monitors utility field equipment and software that automates energy audits.


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M.      OTHER

     The special purpose subsidiaries Oak Merger Co. (formed solely for the purpose of consummating the proposed merger with CTG Resources), EE Merger Corp. formed solely for the purpose of consummating the proposed merger with CMP Group) and Mountain Merger LLC (formed solely for the purpose of consummating the proposed merger with Berkshire Energy) do not represent current investments by any of CMP Group, CTG Resources, Berkshire Energy or Energy East and upon consummation of the Merger will be merged with post-Merger Energy East holding company subsidiaries, as discussed in Item I.B.1.a. of the Application/Declaration. These subsidiaries have thus been excluded from the above analysis of non-utility investments.


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